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                                                                 EXHIBIT 9(a)

                           TRANSFER AGENCY AGREEMENT


          AGREEMENT made as of the 21st day of October, 1997 by and between GOLDMAN SACHS VARIABLE INSURANCE TRUST (the "Trust"), a Delaware business trust, and GOLDMAN, SACHS & CO. ("Goldman Sachs"), a New York limited partnership.


                              W I T N E S S E T H:
                              - - - - - - - - - -


          WHEREAS, the Trust is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");

          WHEREAS, the Trust is empowered to issue shares of beneficial interest ("Shares") in separate series with each such series representing the interests in a separate portfolio of securities and other assets (a "Fund" or collectively the "Funds");

          WHEREAS, the Trust presently offers Shares in nine funds: Goldman Sachs Growth and Income Fund, Goldman Sachs CORE U.S. Equity Fund, Goldman Sachs CORE Large Cap Growth Fund, Goldman Sachs CORE Small Cap Equity Fund, Goldman Sachs Capital Growth Fund, Goldman Sachs Mid Cap Equity Fund, Goldman Sachs International Equity Fund, Goldman Sachs Global Income Fund and Goldman Sachs High Yield Fund; and

          WHEREAS, the Trust desires to appoint Goldman Sachs as Transfer Agent and Dividend Disbursing Agent and to perform the other services contemplated hereby with respect to the Trust and each Fund thereof; and

          WHEREAS, Goldman Sachs is a registered transfer agent and is authorized to enter into this agreement and desires to accept appointment as Transfer Agent and Dividend Disbursing Agent; and

          NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

          1.  APPOINTMENT
              -----------

          1.01. Subject to the terms set forth in this Agreement, the Trust hereby appoints Goldman Sachs as Transfer Agent and Dividend Disbursing Agent and to perform the other services contemplated hereby with respect to the Trust and each Fund thereof.

          1.02. Goldman Sachs hereby accepts such appointment and agrees that it will act as Transfer Agent and Dividend Disbursing Agent and perform the other services described herein with respect to the Trust and each Fund thereof.

          1.03. Goldman Sachs agrees to provide the necessary facilities, equipment and executive, administrative and clerical personnel to perform its duties and obligations hereunder in accordance with the terms hereof.


2.    TRANSFER AGENT
      --------------

          2.01. Goldman Sachs shall, subject to any Instructions (as defined in Section 5 hereof), record
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the issuance, transfer and redemptions of Shares in accordance with the following provisions of this Section 2.

          2.02. After being notified by the Trust's custodian (the "Custodian") or, if applicable, the Custodian's sub-custodian (the "Sub-Custodian") that the purchase price in respect of orders to purchase Shares has been received in the form of Federal funds, Goldman Sachs shall compute in accordance with the Trust's Prospectus (the term "Prospectus," as used herein, shall be deemed to mean the Trust's then current Prospectus, all supplements thereto, the Trust's then current Statement of Additional Information and all supplements thereto unless the context otherwise requires) the number of Shares to be purchased at the net asset value of such Shares applicable to such order and shall (i) credit the account of the purchaser with the number of Shares so purchased as of the time contemplated by the Trust's Prospectus and (ii) subject to paragraph 2.05, mail to the purchaser a confirmation of such purchase and notice of such credit.

          2.03. Upon receipt of requests for transfer in proper form, Goldman Sachs shall make appropriate entries to reflect the transfer of Shares on the records of the Trust maintained by it.

          2.04. Goldman Sachs shall make an adequate and accurate record of the date and time of receipt of all requests for redemption of Shares transmitted or delivered to it, and shall process such requests in accordance with the following provisions. If such redemption requests comply with the standards for redemption approved by the Trust (as evidenced by the Trust's Prospectus or by Instructions), Goldman Sachs shall compute in accordance with the Trust's Prospectus the amount of redemption proceeds payable to each Shareholder requesting redemption. If any such request for redemption does not comply with the standards for redemption approved by the Trust, Goldman Sachs shall take such actions as it reasonably deems appropriate under the circumstances and shall effect such redemption at the price applicable to the date and time of receipt of a redemption request (including any necessary documents) complying with such standards. At such times as may be agreed upon by Goldman Sachs and the Custodian so as to provide for the timely payment of redemptions in accordance with the Trust's Prospectus, Goldman Sachs shall advise the Custodian of aggregate redemption requests for which the Custodian is authorized to effect payment and shall advise the Custodian of the amount required to pay any portion of such redemptions which is payable by wire and, if redemptions by check are instituted in the future, the amount required to pay any portion of such redemptions which is payable by check. Goldman Sachs shall, as applicable, instruct the Custodian to wire transfer such redemptions to the Sub-Custodian or to the Trust's checking account established and maintained at The Northern Trust Company ("Northern") in accordance with Section 17(f) of the 1940 Act. At such times as may be agreed upon by Goldman Sachs and the Sub-Custodian so as to provide for the timely payment of redemptions in accordance with the provisions of the Trust's Prospectus, Goldman Sachs shall give wiring instructions to the Sub-Custodian so as to effect payment for redemptions to all Shareholders, except for Shareholders who request redemption by check if such redemptions are instituted in the future.

          In accordance with the provisions of the resolutions of the Trust's Board of Trustees and the Trust's Prospectus and with the terms of this Agreement and if redemptions by check are instituted, Goldman Sachs shall prepare and mail checks for redemptions to holders of Shares ("Shareholders") who requested that redemption proceeds be remitted by check. Goldman Sachs shall mail to the redeeming Shareholder a confirmation of the redemption.

          2.05. In lieu of mailing the confirmation and notice to purchasers as provided in paragraph 2.02
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and the confirmation of redeeming Shareholders as provided in paragraph 2.04,
Goldman Sachs may instead, if the Trust's Prospectus so provides, provide a monthly statement to Shareholders, provided such statement complies with the requirements of paragraph (c) of Rule 10b-10 under the Securities Exchange Act of 1934 (the "1934 Act").

3.  DIVIDENDS AND DISTRIBUTIONS
    ---------------------------

          3.01. With respect to those Shareholders which have elected reinvestment of dividends and distributions in additional Shares, Goldman Sachs shall credit the account of such Shareholders with the requisite number of additional Shares relative to each such dividend or distribution. With respect to those Shareholders which have elected to receive such dividends and distributions in cash, at such times as may be agreed upon by Goldman Sachs and the Custodian so as to provide for the timely payment of dividends or distributions to Shareholders in accordance with the provisions of the Trust's Prospectus, Goldman Sachs shall advise the Custodian orally of and confirm to it in writing, the aggregate amount of dividends or distributions payable to Shareholders and shall advise the Custodian orally of and confirm to it in writing, the amount required to pay any portion of any such dividend or distribution which is payable by wire and, if dividends or distributions by check are instituted in the future, the amount required to pay any portion of any such dividend or distribution which is payable by check. Goldman Sachs shall, as applicable, instruct the Custodian to wire transfer dividends or distributions to the Sub-Custodian or to the Trust's checking account established and maintained at Northern in accordance with Section 17(f) of the 1940 Act. At such times as may be agreed upon by Goldman Sachs and the Sub-Custodian so as to provide for the timely payment of dividends and distributions in accordance with the provisions of the Trust's Prospectus, Goldman Sachs shall give wiring instructions to the Sub-Custodian so as to effect payment for dividends and distributions to Shareholders who requested such payment by wire. In accordance with the provisions of the resolutions of the Trust's Board of Trustees and the Trust's Prospectus and with the terms of this Agreement and if dividends or distributions by check are instituted, Goldman Sachs shall prepare and mail checks for dividends or distributions to Shareholders who requested payment thereof by check.

          4.  ADDITIONAL DUTIES
              -----------------

          4.01. Goldman Sachs shall establish and maintain a separate account with respect to each Shareholder. Goldman Sachs shall perform such "master" and "subaccounting" services, if any, as are described in the Trust's Prospectus, provided that the Trust shall not change the description of such services in the Prospectus without obtaining the advance consent of Goldman Sachs. Goldman Sachs shall maintain records showing for each Shareholder's account the following: (a) name, address, tax identifying number and number of Shares held; historical information regarding the account, including dividends and distributions paid and date and price for all transactions; (c) any stop or restraining order placed against the account; (d) information with respect to withholdings; (e) any dividend or distribution reinvestment order, dividend or distribution address and correspondence relating to the current maintenance of the account; and (f) any information required in order for Goldman Sachs to perform the calculations and make the determinations contemplated or required by this Agreement. Goldman Sachs shall maintain all records relating to its activities and obligations under this Agreement in such manner as will enable the Trust and Goldman Sachs to meet their respective obligations under: (i) the Trust's Prospectus; (ii) the required recordkeeping and reporting provisions of the 1934 Act, particularly Section 17A thereof, and of the 1940 Act, particularly Sections 30 and 31 thereof, and state securities or Blue Sky laws, and the rules and regulations thereunder; and (iii) applicable Federal and State tax laws and regulations thereunder. All records maintained by Goldman Sachs in connection with the performance of
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its duties under this Agreement will remain the property of the Trust, shall be returned to the Trust promptly upon request and, in the event of termination of this Agreement, will be promptly returned to or delivered as directed by the Trust. Such records may be inspected by the Trust at reasonable times. In the event such records are returned to or delivered as directed by the Trust, Goldman Sachs may at its option retain copies of such records.

          4.02. Goldman Sachs shall furnish to the Trust: (a) information as to the Shares distributed or to be distributed in each State for "Blue Sky" purposes at such times and in such degree of detail as is necessary for the Trust to verify the satisfaction of or to satisfy its obligations to register such Shares under applicable "Blue Sky" laws, and copies of Shareholder lists and such other information and statistical data as may reasonably be requested in Instructions.

          4.03. Goldman Sachs shall prepare and file with the Internal Revenue Service and with the appropriate State agencies, and, if required, mail to Shareholders such returns for reporting (i) dividends and distributions paid, credited or withheld as are required by the Trust's Prospectus or applicable law or regulation to be so filed and mailed and (ii) expenses incurred by the Trust as are required by applicable Federal law.

          4.04. Goldman Sachs shall prepare and mail an individual monthly statement for each Shareholder showing all activity in such Shareholder's account for the month. Upon request from a Shareholder, Goldman Sachs shall prepare and mail a year-to-date statement showing all activity in such Shareholder's account on a year-to-date basis.

          4.05. Goldman Sachs shall mail such Shareholder reports and such proxy material, proxy cards and other material supplied to it by the Trust in connection with Shareholder meetings of the Trust and shall receive, examine and tabulate returned proxies and certify the vote to the Trust, all as and to the extent requested by the Trust.

          4.06. Goldman Sachs shall cooperate with the Trust and the Trust's independent public accountants in connection with: (a) the preparation of reports to Shareholders, to the Securities and Exchange Commission (including all required periodic and other reports), to State securities commissioners, and to others, annual and other audits of the books and records of the Trust, and
(c) other matters of a like nature.

          4.07. Goldman Sachs shall maintain adequate procedures and systems to safeguard from loss or damage attributable to fire, theft, misuse or any other cause the Trust's records and other data and Goldman Sachs' records, data, equipment, facilities and other property used in the performance of its obligations hereunder.

          4.08. Goldman Sachs shall comply with the provisions of Investment Company Act Release No. 6863 dated December 8, 1971 entitled AGuidelines Relating to Checking Accounts Established Pursuant to Section 17(f) of The Investment Company Act of 1940, as Amended, by Investment Companies Having Bank Custodians@ (the ARelease@) with regard to the establishment and maintenance of any checking account for the Fund. Goldman Sachs shall establish and maintain procedures reasonably designed to assure the safekeeping of checks delivered to Goldman Sachs for signature by employees of Goldman Sachs and the security and integrity of the signing of such checks. Goldman Sachs= employees are not permitted to sign any such checks which are made payable to ACash@ or to the order of the Fund or to
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any named petty cashier of the Fund or which are not made payable to the order of designated payee.

          4.09. Goldman Sachs shall maintain expedited redemption and dividend instructions from Shareholders in the form of such records as are necessary to honor telephone, telegraph or other redemption requests from Shareholders without signature guarantee and to effect the payment of dividends and distributions in accordance with the provisions of the Trust's Prospectus. Goldman Sachs shall apply such instructions as necessary to effect dividends, distributions, redemptions and other transactions in accordance with the provisions of the Trust's Prospectus. Goldman Sachs shall establish and maintain procedures reasonably designed to assure the accuracy, safekeeping and proper application of records of expedited redemption and dividend instructions.

          4.10. Goldman Sachs, in the performance of its duties hereunder:

          (a) shall use the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims;

          shall act in conformity with the Trust's Declaration of Trust dated September 16, 1997 (such Declaration of Trust, as presently in effect and as amended from time to time, is herein called the "Trust Agreement"), the Trust's By-Laws (such By-laws, as presently in effect and as amended from time to time, are herein called the "By-laws"), the Trust's Prospectus and any Instruction, and will, subject to the standard set forth in paragraph 4.10(a) above, comply with and conform to the requirements of the 1940 Act, the 1934 Act, particularly
Section 17A thereof, and all other applicable federal and state laws, regulations and rulings; and

          (c) shall not be liable for any damages, including those resulting from its failure to perform its obligations under the terms of this Agreement, provided such damages or failure are due to an act of God, equipment or transmission failure, strike or other cause reasonably beyond its control.

          5.  INSTRUCTIONS
              ------------

          5.01. Goldman Sachs shall be deemed to have received Instructions (as that term is used herein) upon receipt of written instructions (including receipt by telecopier, telegram, cable or Telex), which may be continuing instructions, signed by a majority of the Board of Trustees of the Trust or by a person that the Trustees shall have from time to time authorized to give the particular class of Instructions in question. Different persons may be authorized to give Instructions for different purposes, and Instructions may be general or specific in terms. A certified copy of a By-law, resolution or action of the Board of Trustees of the Trust may be received and accepted by Goldman Sachs as conclusive evidence of the authority of any such persons to act and may be considered to be in full force and effect until receipt by Goldman Sachs of written notice to the contrary.

          5.02. The Trust may also authorize one or more designated persons to issue oral (such term as used herein including, without limitation, telephoned) instructions, specifying the type or types of instructions that may be so issued, in which case the Trust shall deliver to Goldman Sachs resolutions of the Board of Trustees to such effect. One or more of the persons designated by the Board of Trustees to give oral instructions shall promptly confirm such oral instructions in writing to Goldman Sachs. Such instructions when given in accordance with the provisions hereof and with such resolutions shall be
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deemed Instructions hereunder. In case of conflict between oral Instructions given by a person designated in the resolution of the Board of Trustees referred to in the first sentence of this paragraph 5.02 and any written Instructions given by a person designated in the resolution of the Board of Trustees referred to in the first sentence of this paragraph 5.01 and any written Instructions, the Instructions most recently received by Goldman Sachs shall prevail, and in case of conflict between oral Instructions given by a person designated in such resolution and any written confirmation or purported confirmation of oral Instructions, such written confirmation shall prevail; provided that any transaction initiated by Goldman Sachs pursuant to such oral Instructions may, but need not, be completed by Goldman Sachs notwithstanding Goldman Sachs' receipt of conflicting written Instructions hereunder or written confirmation or purported confirmation of oral Instructions hereunder subsequent to Goldman Sachs' initiation of such transaction.

          5.03. At any time Goldman Sachs may apply to any Trustee or officer of the Trust or any person authorized to give instructions, and may consult with legal counsel to the Trust with respect to any matter arising in connection with the services to be performed by Goldman Sachs under this Agreement, and Goldman Sachs and its agents or subcontractors shall not be liable and shall be indemnified by the Trust for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel.

          6.  COMPENSATION
              ------------

          6.01. For the services provided and the expenses assumed by Goldman Sachs pursuant to this Agreement, the Trust will pay to Goldman Sachs as full compensation therefor the compensation set forth in the schedule of even date herewith delivered by Goldman Sachs to the Trust until a different compensation schedule shall be agreed upon in writing between the parties which schedule shall be preceded by approval of a majority of the Trustees, including the Trustees who are not interested persons of the Trust or Goldman Sachs.

          6.02. Goldman Sachs shall be responsible for the cost of any and all forms (excluding the cost of developing the format of such forms) prepared for use in connection with its actions hereunder, as well as the cost of postage, telephone and telegraph used in communicating with Shareholders of the Trust to the extent such communications are required under the terms of this Agreement. Goldman Sachs shall be entitled to all property rights to the format of all forms it has prepared for use in connection with its actions hereunder. Goldman Sachs hereby grants the Trust a perpetual, nonexclusive, royalty-free, assignable license to use forms of identical or similar format to such forms. Goldman Sachs shall be responsible for all microfiche, microfilm and other mediums for the permanent storage of the Trust's records consumed by Goldman Sachs in the performance of its obligations hereunder. Except as provided in this paragraph 6.02, Goldman Sachs will pay all expenses incurred by it in connection with the performance of its duties under this Agreement.

          7.  INDEMNIFICATION
              ---------------

          7.01. The Trust hereby agrees to indemnify and hold harmless Goldman Sachs, its officers, partners and employees and each person, if any, who controls Goldman Sachs (collectively, the "Indemnified Parties") against any and all losses, claims, damages or liabilities, joint or several, to which any such Indemnified Party may become subject under the 1934 Act, the 1940 Act or other Federal or State statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon Goldman Sachs' actions
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hereunder. The Trust will reimburse each Indemnified Party for any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such loss, claim, damages, liability or action.

          7.02. It is understood, however, that nothing in this Section 7 shall protect any Indemnified Party, or entitle any Indemnified Party to indemnification against any liability to the Trust or its shareholders to which such party would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence, in the performance of his duties, or by reason of his reckless disregard of his obligations and duties under this Agreement.

          8.  TERM OF AGREEMENT
              -----------------

          8.01. This Agreement shall continue in full force and effect until terminated as hereinafter provided, may be amended at any time by mutual agreement of the parties hereto, which agreement shall be preceded by approval of the Trustees, including the Trustees who are not interested persons of the Trust or Goldman Sachs, and may be terminated (except as to the second and third sentences of paragraph 6.02 and as to paragraphs 7.01 and 7.02) by either party by an instrument in writing delivered or mailed, postage prepaid, to the other party, such termination to take effect no sooner than 120 days after the date of such delivery or mailing.

          8.02. Goldman Sachs and the Trust may agree from time to time, by written instrument signed by both parties, on such provisions interpretative of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. No interpretative or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.

          9.  MISCELLANEOUS
              -------------

          9.01. Without limiting the other provisions hereof, notice and other writings delivered or mailed postage prepaid to the Trust in care of Goldman Sachs Variable Insurance Trust, One New York Plaza, New York, NY 10004,
Attention: Michael Richman, or to Goldman Sachs at 4900 Sears Tower Chicago, Illinois 60606, Attention: Nancy L. Mucker or to such other address as the Trust or Goldman Sachs may hereafter specify by written notice to be the most recent address specified by the party to whom such notice is addressed, shall be deemed to have been properly delivered or given hereunder to the respective addressee.

          9.02. This Agreement shall be binding on and shall inure to the benefit of the Trust and Goldman Sachs and their respective successors, shall be construed according to the laws of Illinois (except as to paragraph 9.03 hereof which shall be construed in accordance with the laws of Delaware) and may be executed in two or more counterparts, each of which shall be deemed an original. This Agreement may not be assigned by Goldman Sachs nor may Goldman Sachs' duties hereunder be performed by any other person without the prior written consent of the Trust authorized and approved by a resolution of the Board of Trustees. The term "assigned" shall be construed consistently with the term "assignment" as defined in Section 2(a)(4) of the 1940 Act and Rule 2a-6 thereunder as if such Rule applied to transfer and dividend disbursing agents. The headings in this Agreement have been inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of
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this Agreement shall not be affected thereby. Any provision in this Agreement requiring compliance with any statute or regulation shall mean such statute or regulation as amended and in effect from time to time.

          9.03. This Agreement is executed by or on behalf of the Trust and the obligations hereunder are not binding upon any of the Trustees, officers or Shareholders of the Trust individually but are binding only upon the Trust and its assets and property. The Trust's Trust Agreement is on file with the Secretary of the State of Delaware.


                    GOLDMAN SACHS VARIABLE INSURANCE TRUST



Attest:/s/ Michael Richman                By:/s/ Douglas C. Grip
       -------------------                   -------------------
       Michael Richman                       Douglas C. Grip
       Secretary                             President of the Trust


                             GOLDMAN, SACHS & CO.


Attest:/s/ Michael Richman               By:/s/ David B. Ford
       -------------------                  -----------------
       Michael Richman                      David B. Ford
       Counsel to the Funds Group           Managing Director